                                                                     EXHIBIT 4.3

                   SUPPLEMENTAL ASSIGNMENT OF LEASES AND RENTS

     THIS SUPPLEMENTAL ASSIGNMENT OF LEASES AND RENTS ("Assignment") is made as of the 28th day of August, 2002, by and between MARRIOTT RESIDENCE INN II LIMITED PARTNERSHIP, a Delaware limited partnership ("Borrower") and LASALLE BANK NATIONAL ASSOCIATION (f/k/a LASALLE NATIONAL BANK), AS TRUSTEE FOR NOMURA ASSET SECURITIES CORPORATION COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1996-MD V ("Lender").

                                    RECITALS

           Pursuant to a certain Acknowledgment, Waiver, Consent and Amendment, dated as of August 28, 2002, by and between Borrower and Lender (the "Consent Agreement"), Lender did consent to the consummation of the "Transactions" as therein defined. The execution and delivery of this Assignment by Borrower to Lender is required by the terms of the Consent Agreement.

           NOW, THEREFORE, WITNESSETH, that Borrower does hereby covenant and agree as follows:

           1. Defined Terms. Capitalized terms used in this Assignment without definition which are defined in the Definitional Appendix attached hereto and incorporated herein shall have the meanings assigned to them in such Appendix.

           2. Supplemental Assignment of Master Lease. FOR VALUE RECEIVED, Borrower does hereby SELL, ASSIGN, TRANSFER, SET OVER and DELIVER unto Lender, its successors and assigns, and grant to Lender, its successors and assigns, all of Borrower's right, title and interest in and to the Master Lease and any and all subleases, in whole or in part thereof, if any, together with all right, title and interest of Borrower in and to all of the following:

              (a) The immediate and continuing right to collect and receive all of the rents, income, receipts, revenues, issues and profits now due or which may become due or to which Borrower may now or shall hereafter (including the period of redemption, if any) become entitled or may demand or claim, arising or issuing from or out of the Master Lease or from or out of the Properties or any part thereof, including but not by way of limitation: (i) minimum rents, additional rents, percentage rents, parking, maintenance, tax and insurance contributions, deficiency rents (including, without limitation, default interest payments, late payment fees and penalties) and liquidated damages following default, and any rights and claims of any kind which Borrower may have against Tenant under the Master Lease or any subtenants or occupants of the Properties, all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by damage or destruction to any of the Properties (sometimes hereinafter collectively referred to as "Rents"); (ii) payment to Borrower for loss or damage, and rebate, refund or return of any premium, now or hereafter paid or payable under any policy of insurance covering the whole or any part of any of the Properties (sometimes hereinafter referred to as "Losses or Rebates"); (iii) any sum or sums now due or hereafter to become due to Borrower by reason of any taking of the whole or any part of any of the Properties for public purposes, by right of eminent domain or otherwise, or by reason of any claim now or hereafter existing against any and all parties whomsoever for compensation for real or alleged harm or damage done to or in connection with any of the Properties (sometimes hereinafter referred to as "Damages"); and (iv) any abatement, rebate, refund or return owing to Borrower, whether now or hereafter payable, of the whole or any part of any tax, assessment or other charge levied or assessed upon the whole or any part of any of the Properties whether heretofore or hereafter levied or assessed or that has been or hereafter is paid (sometimes hereinafter referred to as "Abatements");

               (b) Any and all collateral now or hereafter provided to Borrower by the Tenant or any other person to directly or indirectly secure any of the obligations of the Tenant under or pursuant to the Master Lease, and all security agreements, pledge agreements, assignment agreements and other instruments and documents creating, perfecting or in any other manner dealing with any such collateral; and

               (c) Any and all rights of Borrower under any and all guarantees of Tenant's performance under the Master Lease.

TO HAVE AND TO HOLD the same unto Lender, its successors and assigns forever, or for such shorter period as hereinafter may be indicated.

           3. Interpretation of Master Lease. The following covenants and agreements shall control the rights of Borrower and Lender with respect, to the Master Lease:

               (a) From and after the occurrence of any Event of Default, Borrower irrevocably constitutes and appoints Lender, as its lawful attorney in its name and stead, subject to the terms and conditions of the Loan Documents, the Management Agreement and the Master Lease, as applicable:

                   (i) to collect any and all of the Rents, Losses or Rebates, Damages and/or Abatements;

                   (ii) to use such measures, legal or equitable, as in its reasonable discretion may be necessary or appropriate to enforce the payment of the Rents, Losses or Rebates, Damages, Abatements and/or any security given in connection therewith;

                   (iii) to order, purchase, cancel, modify, amend and/or in any and all ways control and deal with any and all policies of insurance of any and all kinds now or hereafter on or in connection with the whole or any part of any of the Properties at its discretion and to adjust any loss or damage thereunder and/or to bring suit at law or in equity therefor and to execute and/or render any and all instruments reasonably deemed by Lender to be necessary or appropriate in connection therewith;

                   (iv) to adjust, bring suit at law or in equity for, settle or otherwise deal with any taking of any or all of any of the Properties for public purposes as aforesaid or any claim for real or alleged harm or damage as aforesaid and to execute and/or render any and all instruments reasonably deemed by Lender to be necessary or appropriate in connection therewith;

                   (v) to adjust, settle or otherwise deal with any Abatements and to execute and/or render any and all instruments reasonably deemed by Lender to be necessary or appropriate in connection therewith;

                   (vi) subject to any rights of contest afforded to Borrower under the Loan Documents, to use and apply Rents, Losses or Rebates, Damages and/or Abatements to the payment of any taxes, assessments and charges of any nature whatsoever that may be levied or assessed in connection with any of the Properties, to the payment of premiums on such policies of insurance on or in connection with the whole or any part of any of the Properties as may be reasonably deemed advisable by Lender, to the payment of any and all indebtedness, liability or interest of Borrower secured by the Loan Documents, whether now existing or hereafter to exist, subject to the terms of the Management Agreement, to the payment of all expenses in the care and management of any of the Properties, including such repairs, alterations, additions and/or improvements to any of the Properties or any part thereof, as may reasonably be deemed necessary or advisable by Lender, and to the payment of reasonable attorneys' fees, court costs, labor, charges and/or expenses incurred in connection with any and all things which Lender may do or cause to be done by virtue hereof.

               (b) Borrower warrants and represents to Lender that the Master Lease is a valid and binding agreement enforceable against the Borrower in accordance with its terms; that no Rents reserved in the Master Lease have been anticipated or assigned; that, to the best of Borrower's knowledge, Tenant thereunder is not in default of the terms thereof, that Borrower will not, so long as the Loan Documents are in effect, modify, alter, amend, terminate, cancel or accept a surrender of the Master Lease prior to the end of the term thereof in any manner which would adversely affect Lender's rights under this Assignment or under the Loan Documents without the prior written consent of Lender; and that no request will be made of Tenant to pay any Rents, and no Rents will be accepted (other than security deposits), in advance of the dates upon which such Rents become due and payable under the terms of the Master Lease, it being agreed by Borrower that Rents shall be paid as provided in the Lease and not otherwise, and in no event for more than one month in advance. Borrower shall observe and perform all obligations imposed upon landlord under said leases and shall not do or suffer to be done anything to impair the security thereof

               (c) Notwithstanding Section 2(a) above or any other provision of this Assignment to the contrary, Lender grants to Borrower, for so long as no Event of Default shall have occurred and be continuing under the Loan Documents
(i) a license to collect all Rents, Losses or Rebates, Damages and/or Abatements under the Master Lease, and (ii) a license to perform all rights and obligations of the "Landlord" with respect to any of the Properties as provided under the Master Lease. Upon the occurrence and during the continuance of an Event of Default, the license granted to Borrower pursuant to this Section3(c) will be automatically and immediately revoked. No notification of revocation is required.

               (d) Upon revocation of the licenses granted by Lender to Borrower in Section 3(c) above, Lender, its successors and assigns, may notify Tenant and all other persons who are obligated to make payments of Rents, Losses or Rebates, Damages or Abatements to make such payments directly to Lender.

               (e) Borrower, as a condition of the license granted by Lender, shall (as between Borrower and Lender) be responsible for the control, care and maintenance of any of the Properties and shall carry out all of the obligations of Borrower under the Master Lease. Lender shall not be responsible for any waste committed or permitted on any of the Properties by Tenant nor shall the Lender be liable by reason of any dangerous or defective condition on or about any of the Properties. Borrower shall and does hereby agree to indemnify and to hold Lender harmless of and from any and all liability, loss or damage which may be incurred under or in connection with the Master Lease or under or by reason of this Assignment and of and from any and all claims and demands whatsoever which may be asserted against it by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in the Master Lease; should Lender incur any such liability, loss or damage under the Master Lease or under or by reason of this Assignment, or in the defense of any such claims or demands, Lender shall promptly notify Borrower thereof, and the amount thereof, including reasonable attorneys' fees, costs and expenses, shall be secured hereby, and Borrower shall reimburse Lender therefor within ten (10) days after Lender makes demand therefor. Any amounts not paid within such ten-day period shall bear interest at the default rate provided in the Loan Documents.

             (f) Borrower shall, within ten (10) days after notice from Lender to Borrower, notify Tenant that Borrower collects and receives all Rents under authority of a license granted to it by Lender and that, if Tenant receives notice from Lender that Borrower's license to collect and receive Rents has been revoked, Tenant shall, upon receipt of said notice and from that time forward, pay all unpaid Rents directly to Lender or as instructed by Lender.

           4. Authority, Enforceability and Conflicts. Borrower represents and warrants that: (a) it has full power and authority to enter into this Assignment, to execute and deliver all documents and instruments required hereunder, and to incur and perform the obligations provided for herein, all of which have been duly authorized by all necessary action, and no consent or approval of any person which has not been obtained, is required as a condition to the validity or enforceability hereof or thereof, (b) this Assignment has been duly executed and delivered by it and constitutes, and will continue to constitute, the valid and legally binding obligation of such party, and is, and will continue to be, fully enforceable against it in accordance with the terms hereof, subject to bankruptcy and other laws affecting the rights of creditors generally and the application of principles of equity; and (c) the execution, delivery and performance by it of this Assignment will not violate (i) any applicable provision of law or any applicable order, rule or regulation of any court or governmental authority, the violation of which would have a material adverse effect on it or on Lender's rights under the Loan Documents, or (ii) any instrument, contract, agreement, indenture, mortgage, deed of trust or other document or obligation to which Borrower is a party or by which it, or any of its property, is bound.

           5. Expenses. Borrower agrees to pay to Lender, promptly after demand by Lender from time to time, the amount of all expenses, including reasonable attorneys' fees and expenses, paid or incurred by Lender in protecting, preserving, exercising or enforcing, or consulting with counsel concerning, any of Lender's rights or interests hereunder. Borrower also agrees to pay to Lender, upon demand by Lender from time to time, interest on the outstanding amount of such expenses paid by Lender, from the date that is ten (10) days after the date of Lender's demand for payment of such expenses until the same are paid in full, at the default rate of interest set forth in the Loan Documents.

           6. Additional Documents. Borrower agrees to execute and deliver to Lender, or cause to be executed and delivered to Lender, from time to time promptly after request by Lender and in form and content satisfactory to Lender, in Lender's discretion exercised in good faith, such notices, consents and other documents as Lender may request in good faith in order to confirm, supplement, preserve, protect or perfect, or to maintain the perfection of, Lender's interest in the Master Lease and Lender's rights under this Assignment.

           7. Assignment not Exclusive. These presents shall in no way operate to prevent Lender from pursuing any remedy which it now or hereafter may have because of any present or future breach of the terms or conditions of the Loan Documents or any extension thereof. Nothing herein shall imply or infer that the Master Lease would or will not be subject to the assignment and security provisions of the Loan Documents, it being the intent of this Assignment to confirm and supplement the provisions thereof, or that any right or remedy provided hereunder with respect thereto shall supersede or otherwise exist in derogation of the rights and remedies conferred hereunder. All rights and remedies of Lender hereunder shall be cumulative and enforceable alternatively, successively or concurrently with those rights and remedies available under the Loan Documents and under applicable law and acceptance of this Assignment shall in no way impair, modify or alter Lender's rights and remedies under the Loan Documents.

            8. Governing Law. The perfection, validity, and enforcement of this Agreement, to the extent they involve the creation, perfection, validity, and enforcement of liens and security interests against property located in the state in which the land is located, are intended to be governed by the laws of the State in which the land is located. All other aspects of this Agreement shall be governed by the laws of the State of New York, (other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction) or the laws of the United States, as applicable. Without in any way limiting the preceding choice of law, the parties elect to be governed by New York law in accordance with, and are hereby relying (at least in part) on
Section 5-1401 of the General Obligations Law of the State of New York.

            9. Reassignment of Master Lease. Upon payment of all of the Secured Obligations, this Assignment shall immediately terminate, and Lender agrees, promptly following Borrower's request, to execute an instrument or instruments which shall reassign the Master Lease to the Borrower, together with such other instruments of termination and release of the interests of Lender as the Borrower may reasonably request.

            10. Defaults and Remedies. The failure of Borrower to observe any condition or covenant of this Assignment, if such failure is not remedied within 30 days after Borrower receives notice thereof from Lender (which 30-day period shall be subject to extension as provided in the Mortgages), shall constitute an Event of Default under the Loan Documents, following which Lender shall be entitled to avail itself of any and all remedies available to Lender under and in accordance with the Loan Documents.

            11. Severability. In the event that any term or provision of this Agreement or any other Loan Document shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority or agency having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (a) by or before that governmental authority or agency of the remaining terms and provisions of this Agreement and the other Loan Documents, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other governmental authority or agency of any of the terms and provisions of this Agreement and the other Loan Documents.

                [End of document. Signatures on following page.]

          IN WITNESS WHEREOF, this Supplemental Assignment of Leases and Rents has been properly executed and sealed by Borrower on the day and year first written above.

SIGNED AND ACKNOWLEDGED IN THE  BORROWER:
PRESENCE OF:

                                MARRIOTT RESIDENCE INN II LIMITED
                                PARTNERSHIP, a Delaware limited partnership

                                By: AHT Res II GP, Inc. a Virginia corporation, its General Partner
Witness: /s/ Debra L. Wilson
        ---------------------
Name:    Debra L. Wilson                 By: /s/ Glade M. Knight
     ------------------------               ----------------------------
                                         Name:   Glade M. Knight
                                              --------------------------

                                         Its:    CEO
                                             ---------------------------

                                 ACKNOWLEDGMENT

STATE OF Virgina                 )
                                 ) SS
COUNTY/CITY OF Richmond          )


      I Debra L. Wilson, a Notary Public in and for said County/City, in the State aforesaid, DO HEREBY CERTIFY, that Glade M. Knight, President of AHT Res II GP, Inc., a Virginia corporation that is the general partner of Marriott Residence Inn II Limited Partnership, a Delaware limited partnership, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument as such officer, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his own free and voluntary act and as the free and voluntary act of said corporation on behalf of such limited partnership, for the uses and purposes herein set forth.

      GIVEN under my hand and Notarial Seal this 28/th/ day of August, 2002.

                                             /s/ Debra L. Wilson
                                             -----------------------------------
                                             Notary Public

My Commission Expires:

    Dec 31, 2002
-------------------------

                                                  [SEAL]

                              DEFINITIONAL APPENDIX

           "Event of Default" shall mean the occurrence of any event that would automatically accelerate the maturity of the Secured Obligations, or which would permit the Lender to accelerate the maturity of or otherwise declare the Secured obligations due and payable.

           "Properties" shall mean the hotels listed on Exhibit A hereto, consisting of improved real property and related personal property, the full legal description of which is set forth in the Loan Documents.

           "Master Lease" shall mean that certain Master Hotel Lease Agreement, dated as of , 2002, by and between the Borrower and Tenant with respect to the Properties, as amended by that certain Facility Mortgagee Agreement dated as of even date therewith, as the same may from time to time be amended, supplemented, renewed, restated or otherwise modified.

           "Tenant" shall mean AHM Res II Limited Partnership, a Virginia limited partnership.

           "Loan Documents" shall have the meaning given to such term in the Consent Agreement.

           "Management Agreement" shall mean that certain Amended and Restated Management Agreement, dated as of , 2002, by and between Tenant and Residence Inn by Marriott, Inc. ("Manager"), as amended by that certain Modification, Subordination and Non-disturbance Agreement, Estoppel, Assignment and Consent agreement dated March 22, 1996, by and between Manager, Borrower and Lender, as further amended by that certain First Amendment to Modification, Subordination and Non-disturbance Agreement, Estoppel, Assignment and Consent agreement dated as of , 2002, by and between Manager, Borrower, Tenant and Lender, as the same may from time to time be amended, supplemented, renewed, restated or otherwise modified.

           "Mortgages" shall have the meaning given to such term in the Consent Agreement.

           "Secured Obligations" shall mean obligations, indebtedness and liabilities evidenced and secured by the Loan Documents.

                                    EXHIBIT A

Residence Inn(R) By Marriott(R) Hotels at the Following Locations:

Akron, Ohio                                 Jacksonville, Florida
120 Montrose West Avenue                    8365 Dix Ellis Trail
Akron, OH 44321                             Jacksonville, FL 32256

Arcadia, California                         Kalamazoo, Michigan
321 East Huntington Drive                   1500 East Kilgore
Arcadia, CA 91006                           Kalamazoo, MI 49001

Birmingham, Alabama                         Las Vegas, Nevada
3 Greenhill Parkway at U.S. Hwy. 280        3225 Paradise Road
Birmingham, AL 35242                        Las Vegas, NV 89109

Boca Raton, Florida                         Lubbock, Texas
525 N.W. 77th Street                        2551 South Loop 289

Boca Raton, FL 33487                        Lubbock, TX 79423

Boston/Danvers, Massachusetts               Memphis, Tennessee
51 Newbury Street- U.S. Route 1             6141 Old Poplar Pike
Danvers, MA 01923                           Memphis, TN 38119

Charlotte, North Carolina                   Pensacola, Florida
8503 N. Tryon Street                        7230 Plantation Road
Charlotte, NC 28262                         Pensacola, FL 32504

Chicago/Deerfield, Illinois                 Philadelphia/Berwyn, Pennsylvania
530 Lake Cook Road                          600 West Swedesford Road
Deerfield, IL 60015                         Berwyn, PA 19312

Clearwater/St. Petersburg, Florida          Placentia, California
5050 Ulmerton Road                          700 West Kimberly Ave.
Clearwater, FL 33760                        Placentia, CA 92870

Columbia, South Carolina                    Santa Fe, New Mexico
150 Stoneridge Drive                        1698 Galisteo Street
Columbia, SC 29210                          Santa Fe, NM 87505

Greensboro, North Carolina                  Shreveport-Bossier City, Louisiana
2000 Veasley Street                         1001 Gould Drive
Greensboro, NC 27407                        Bossier City, LA 71111

Irvine, California                          Spartanburg, South Carolina
10 Morgan Street                            9011 Fairforest Road
Irvine, CA 92618                            Spartanburg, SC 29301

Jackson, Mississippi
881 East River Place
Jackson, MS 39202